Exhibit 99.1

ITT CEO Reaffirms 2009 Earnings Outlook

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--May 18, 2009--ITT Corporation (NYSE: ITT) Chairman, President and Chief Executive Officer Steve Loranger today will reaffirm the company’s full-year 2009 earnings outlook from continuing operations of $3.20 to $3.60 per share, excluding the net impact of tax and other special items. Loranger’s comments will be made today during his presentation at the 2009 Electrical Products Group Annual Spring Conference in Longboat Key, Florida. Loranger will also reaffirm the company’s full-year 2009 revenue guidance of $10.6 billion to $11.0 billion.

Loranger's presentation will begin at 9:00 AM EDT and will be webcast live at: www.itt.com/investors. The webcast will be archived on the site and available until May 25, 2009.

About ITT Corporation

ITT Corporation is a high-technology engineering and manufacturing company operating on all seven continents in three vital markets: water and fluids management, global defense and security, and motion and flow control. With a heritage of innovation, ITT partners with its customers to deliver extraordinary solutions that create more livable environments, provide protection and safety and connect our world. Headquartered in White Plains, N.Y., the company generated 2008 sales of $11.7 billion. www.itt.com

CONTACT:
ITT Corporation
Andy Hilton, +1-914-641-2160
andy.hilton@itt.com